SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               S C H E D U L E  13D

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                               (Amendment No. 3)(1)

                        PRICE COMMUNICATIONS CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    741437305
                                 (CUSIP Number)

                                    Copy to:
Mr. Edward Grinacoff
21st Century Communications               Morrison Cohen Singer & Weinstein, LLP
 Partners, L.P.                           750 Lexington Avenue
767 Fifth Avenue, 45th Floor              New York, New York 10022
New York, New York 10153                  Telephone (212) 735-8600
Telephone (212) 754-8100

                 (Name, Address and Telephone Number of Persons
                Authorized to Receive Notices and Communications)

                                October 15, 1998
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e, 13d-1(f) or 13d-(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                        (Continued on following page(s))

--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   - 1 of 22 -

CUSIP
No.   741437305                        13D

================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     21st Century Communications Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) Or 2(E)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         492,096 shares                                    2.1%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    233,676 shares                                    1.0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         492,096 shares                                    2.1%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    233,676 shares                                    1.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     725,772 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     3.1%

________________________________________________________________________________
14   Type Of Reporting Person*

     PN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 2 of 22 -

CUSIP
No.   741437305                       13D
================================================================================
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     21st Century Communications T-E Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         167,428 shares                                    0.7%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    558,344 shares                                    2.4%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         167,428 shares                                    0.7%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    558,344 shares                                    2.4%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     725,772 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     3.1%

________________________________________________________________________________
14   Type Of Reporting Person*

     PN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 3 of 22 -

CUSIP
No.   741437305                       13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     21st Century Communications Foreign Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box if Disclosure Of Legal Proceedings is Required
     Pursuant to Items 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         66,248 shares                                     0.3%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    659,524 shares                                    2.9%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         66,248 shares                                     0.3%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    659,524 shares                                    2.9%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     725,772 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     3.1%

________________________________________________________________________________
14   Type Of Reporting Person*

     PN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 4 of 22 -

CUSIP
No.   741437305                       13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     Sandler Capital Management

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(D) Or 2(E)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     New York

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         971,714 shares                                    4.2%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    725,772 shares                                    3.1%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         971,714 shares                                    4.2%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    725,772 shares                                    3.1%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     1,697,486 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     7.3%

________________________________________________________________________________
14   Type Of Reporting Person*

     PN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 5 of 22 -

CUSIP
No.   741437305                      13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     Michael J. Marocco

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(D) Or 2(E)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         0 shares                                            0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    2,431,860 shares                                 10.5%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                            0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    2,431,860 shares                                 10.5%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     2,431,860 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     10.5%

________________________________________________________________________________
14   Type Of Reporting Person*

     IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 6 of 22 -

CUSIP
No.   741437305                      13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     John Kornreich

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(D) Or 2(E)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         0 shares                                            0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    2,556,860 shares                                 11.1%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                            0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    2,556,860 shares                                 11.1%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     2,556,860 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     11.1%

________________________________________________________________________________
14   Type Of Reporting Person*

     IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 7 of 22 -

CUSIP
No.   741437305                       13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     Harvey Sandler

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(D) Or 2(E)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         579,294 shares                                    2.5%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    2,486,546 shares                                 10.8%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         579,294 shares                                    2.5%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    2,486,546 shares                                 10.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     3,065,840 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     13.3%

________________________________________________________________________________
14   Type Of Reporting Person*

     IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 8 of 22 -

CUSIP
No.   741437305                      13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     Andrew Sandler

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(D) OR 2(E)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         0 shares                                            0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    2,431,860 shares                                 10.5%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                            0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    2,431,860 shares                                 10.5%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     2,431,860 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     10.5%

________________________________________________________________________________
14   Type Of Reporting Person*

     IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 9 of 22 -

CUSIP
No.   741437305                       13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     Barry Rubenstein

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         0 shares                                            0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    725,772 shares                                    3.1%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                            0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    725,772 shares                                    3.1%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     725,772 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     3.1%

________________________________________________________________________________
14   Type Of Reporting Person*

     IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 10 of 22 -

CUSIP
No.   741437305                      13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     Barry Fingerhut

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         0 shares                                            0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    725,772 shares                                    3.1%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                            0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    725,772 shares                                    3.1%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     725,772 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     3.1%

________________________________________________________________________________
14   Type Of Reporting Person*

     IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 11 of 22 -

CUSIP
No.   741437305                       13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     Irwin Lieber

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(d) or 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         0 shares                                            0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    725,772 shares                                    3.1%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                            0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    725,772 shares                                    3.1%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     725,772 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     3.1%

________________________________________________________________________________
14   Type Of Reporting Person*

     IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 12 of 22 -

CUSIP
No.   741437305                       13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Phyllis Sandler

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         54,686 shares                                     0.2%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    579,294 shares                                    2.5%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         54,686 shares                                     0.2%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    579,294 shares                                    2.5%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     633,980 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     2.7%

________________________________________________________________________________
14   Type Of Reporting Person*

     IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 13 of 22 -

CUSIP
No.   741437305                       13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     Sandler Associates

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(D) or 2(E)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     New York

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         734,374 shares                                    3.2%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                            0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         734,374 shares                                    3.2%

   PERSON      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                            0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     734,374 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount In Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     3.2%

________________________________________________________________________________
14   Type Of Reporting Person*

     PN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 14 of 22 -

CUSIP
No.   741437305                        13D

================================================================================
1    Name Of Reporting Persons
     I.R.S. Identification Nos. Of Above Persons (Entities Only)

     J.K. Media L.P.

________________________________________________________________________________
2    Check The Appropriate Box If A Member Of A Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    Sec Use Only



________________________________________________________________________________
4    Source Of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure Of Legal Proceedings Is Required
     Pursuant To Items 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    Citizenship Or Place Of Organization

     New York

________________________________________________________________________________
               7    Sole Voting Power

  Number Of         125,000 shares                                    0.5%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                            0%
  Owned By
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         125,000 shares                                    0.5%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                            0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned By Each Reporting Person

     125,000 shares

________________________________________________________________________________
12   Check Box If The Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent Of Class Represented By Amount In Row (11)

     0.5%

________________________________________________________________________________
14   Type Of Reporting Person*

     PN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 15 of 22 -

     This statement,  dated October 15, 1998, constitutes Amendment No. 3 to the
Schedule 13D, dated October 6, 1997, regarding the reporting persons ownership of certain securities of Price Communications Corporation (the "Issuer").

     This Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 3 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. It shall refer only to information which has materially changed since the filing of the Schedule.

     The information contained herein reflects a five-for-four stock split effected in April, 1998, a five-for four stock split effected in May, 1998 and a two-for-one stock split effected in August, 1998.

ITEM 2.  Identity and Background.

     1. (a) Andrew Sandler is the sole shareholder of ALCR Corp. (formerly, ALSI, LLC).

          (b)  Address:
               767 Fifth Avenue, 45th Floor
               New York, New York 10153

          (c) Principal Occupation: General Partner of partnerships and limited partnerships engaged in the investment business.

          (d)  No.

          (e)  No.

          (f)  Citizenship: United States.

     ALCR, Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign. Andrew Sandler is the son of Harvey Sandler and Phyllis Sandler.

ITEM 5.  Interests in Securities of the Issuer.

     (a) The following list sets forth the aggregate number and percentage (based on 23,068,806 shares of Common Stock outstanding as reported by the Issuer in its Form 10-Q for the quarter ended June 30, 1998, as adjusted for a two-for-one stock split effected in August, 1998) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of October 15, 1998:


                                  - 16 of 22 -

                                              Shares of                    Percentage of Shares
                                            Common Stock                      of Common Stock
Name                                     Beneficially Owned(2)             Beneficially Owned(2)
----                                     ---------------------             ---------------------
21st Century Communications                    725,772  (3)                         3.1%
Partners, L.P.
21st Century Communications T-E                725,772  (4)                         3.1%
Partners, L.P.
21st Century Communications Foreign            725,772  (5)                         3.1%
Partners, L.P.
Sandler Capital Management                   1,697,486  (6)                         7.3%
Michael J. Marocco                           2,431,860  (7,8)                      10.5%
John Kornreich                               2,556,860  (7,8,13)                   11.1%
Harvey Sandler                               3,065,840  (7,8,9,10)                 13.3%
Andrew Sandler                               2,431,860  (7,8)                      10.5%
Barry Rubenstein                               725,772  (7,11)                      3.1%
Barry Fingerhut                                725,772  (7,11)                      3.1%
Irwin Lieber                                   725,772  (7,11)                      3.1%
Phyllis Sandler                                633,980  (7,9,10)                    2.7%
Sandler Associates                             734,374  (12)                        3.2%
J.K. Media L.P.                                125,000  (13)                        0.5%

     (b) 21st Century has sole power to vote and to dispose of 492,096 shares of Common Stock, representing approximately 2.1% of the outstanding Common Stock. 21st Century

--------
     (2) Includes shares of Common Stock issuable upon the exercise of the Warrants.

     (3) Includes 492,096 shares of Common Stock owned by 21st Century. 21st Century disclaims beneficial ownership of 167,428 shares of Common Stock owned by T-E and 66,248 shares of Common Stock owned by Foreign.

     (4) Includes 167,428 shares of Common Stock owned by T-E. T-E disclaims beneficial ownership of 492,096 shares of Common Stock owned by 21st Century and 66,248 shares of Common Stock owned by Foreign.

     (5) Includes 66,248 shares of Common Stock owned by Foreign. Foreign disclaims beneficial ownership of 492,096 shares of Common Stock owned by 21st Century and 167,428 shares of Common Stock owned by T-E.

     (6) Includes 492,096 shares of Common Stock owned by 21st Century, 167,428 shares of Common Stock owned by T-E and 66,248 shares of Common Stock owned by Foreign. SCM disclaims beneficial ownership of 917,964 shares of Common Stock and 53,750 shares of Common Stock issuable upon the exercise of the Warrants held in accounts managed by SCM.

     (7)  The  reporting   person  disclaims   beneficial   ownership  of  these
          securities, except to the extent of his/her equity interest therein.

     (8) Includes 492,096 shares of Common Stock owned by 21st Century, 167,428 shares of Common Stock owned by T-E, 66,248 shares of Common Stock owned by Foreign and 734,374 shares of Common Stock owned by Sandler Associates. The reporting person disclaims beneficial ownership of 917,964 shares of Common Stock and 53,750 shares of Common Stock issuable upon the exercise of the Warrants held in accounts managed by SCM.

     (9)  Includes 579,294 shares of Common Stock owned by Harvey Sandler.

     (10) Includes 54,686 shares of Common Stock owned by Phyllis Sander.

     (11) Includes 492,096 shares of Common Stock owned by 21st Century, 167,428 shares of Common Stock owned by T-E and 66,248 shares of Common Stock owned by Foreign.

     (12) Includes 734,374 shares of Common Stock owned by Sandler Associates.

     (13) Includes 125,000 shares of Common Stock owned by J.K. Media.


                                  - 17 of 22 -
may be deemed to have shared power to vote and to dispose of 233,676 shares of Common Stock, representing approximately 1.0% of the outstanding Common Stock.

     T-E has sole power to vote and to dispose of 167,428 shares of Common Stock, representing approximately 0.7% of the outstanding Common Stock. T-E may be deemed to have shared power to vote and to dispose of 558,344 shares of Common Stock, representing approximately 2.4% of the outstanding Common Stock.

     Foreign has sole power to vote and to dispose of 66,248 shares of Common Stock, representing approximately 0.3% of the outstanding Common Stock. Foreign may be deemed to have shared power to vote and to dispose of 659,524 shares of Common Stock, representing approximately 2.9% of the outstanding Common Stock.

     By virtue of being the general partner of SIP and the manager of certain accounts owning shares of Common Stock and Warrants with respect to which SCM exercises investment discretion, SCM may be deemed to have shared power to vote and to dispose of 1,697,486 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 7.3% of the outstanding Common Stock.

     By virtue of being the sole shareholder of MJDM Corp. and a general partner of Sandler Associates, Michael J. Marocco may be deemed to have shared power to vote and to dispose of 2,431,860 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 10.5% of the outstanding Common Stock.

     By virtue of being the sole shareholder of Four JK Corp., a general partner of Sandler Associates and a general partner of J.K. Media, John Kornreich may be deemed to have shared power to vote and to dispose of 2,556,860 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 11.1% of the outstanding Common Stock.

     By virtue of being the sole shareholder of ARH Corp., a general partner of Sandler Associates, and the husband of Phyllis Sandler, Harvey Sandler may be deemed to have shared power to vote and to dispose of 2,486,546 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 10.8% of the outstanding Common Stock. Harvey Sandler has sole power to vote and to dispose of 579,294 shares of Common Stock, representing approximately 2.5% of the outstanding Common Stock.

     By virtue of being the sole shareholder of ALCR Corp. and a general partner of Sandler Associates, Andrew Sandler may be deemed to have shared power to vote and to dispose of 2,431,860 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 10.5% of the outstanding Common Stock.

     By virtue of being a shareholder, officer and director of Infomedia, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 725,772 shares of Common Stock, representing approximately 3.1% of the outstanding Common Stock.


                                  - 18 of 22 -

     By virtue of being a shareholder, officer and director of Infomedia, Irwin Lieber may be deemed to have shared power to vote and to dispose of 725,772 shares of Common Stock, representing approximately 3.1% of the outstanding Common Stock.

     By virtue of being a shareholder, officer and director of Infomedia, Barry Fingerhut may be deemed to have shared power to vote and to dispose of 725,772 shares of Common Stock, representing approximately 3.1% of the outstanding Common Stock.

     By virtue of being the wife of Harvey Sandler, Phyllis Sandler may be deemed to have shared power to vote and to dispose of 579,294 shares of Common Stock, representing approximately 2.5% of the outstanding Common Stock. Phyllis Sandler has sole power to vote and to dispose of 54,686 shares of Common Stock, representing approximately 0.2% of the outstanding Common Stock.

     Sandler Associates has sole power to vote and to dispose of 734,374 shares of Common Stock, representing approximately 3.2% of the outstanding Common Stock.

     J.K. Media has sole power to vote and to dispose of 125,000 shares of Common Stock, representing approximately 0.5% of the outstanding Common Stock.

     (c) The following is a description of all transactions in the shares of Common Stock by the persons identified in Item 2 of this Schedule 13D effected from August 15, 1998 through October 15, 1998, inclusive:

                                                                        Number of Shares
                                                Purchase or              of Common Stock             Purchase or
Name of Shareholder                              Sale Date             Purchased or (Sold)           Sale Price
-------------------                              ---------             -------------------           ----------
21st Century Communications
   Partners, L.P.                                10/15/98                     (474,620)                 $7.625

21st Century Communications
   T-E Partners, L.P.                            10/15/98                     (161,484)                 $7.625

21st Century Communications
   Foreign Partners, L.P.                        10/15/98                      (63,896)                 $7.625

     All sales of shares of Common Stock were effected in open market transactions on the American Stock Exchange.

     (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     (e) Not applicable.



                                  - 19 of 22 -

                                    Signature

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date:  April 30, 1999

                       21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                       By:  Sandler Investment Partners, L.P., general partner
                            By: Sandler Capital Management, general partner
                                By: ARH Corp., general partner


                                    By: Edward Grinacoff
                                        ---------------------------------------
                                        Name:   Edward Grinacoff
                                        Title:  Secretary and Treasurer


                       21ST CENTURY COMMUNICATIONS T-E PARTNERS
                       L.P.

                       By:  Sandler Investment Partners, L.P., general partner
                            By: Sandler Capital Management, general partner
                                By: ARH Corp., general partner


                                    By:  Edward Grinacoff
                                        ---------------------------------------
                                         Name:  Edward Grinacoff
                                         Title: Secretary and Treasurer


                       21ST CENTURY COMMUNICATIONS FOREIGN
                       PARTNERS, L.P.

                       By:  Sandler Investment Partners, L.P., general partner
                            By: Sandler Capital Management, general partner
                                By: ARH Corp., general partner


                                    By: Edward Grinacoff
                                        ---------------------------------------
                                        Name:   Edward Grinacoff
                                        Title:  Secretary and Treasurer


                                  - 20 of 22 -

                                        Michael J. Marocco
                                        ---------------------------------------
                                        Michael J. Marocco


                                        John Kornreich
                                        ---------------------------------------
                                        John Kornreich


                                        Harvey Sandler
                                        ---------------------------------------
                                        Harvey Sandler


                                        Andrew Sandler
                                        ---------------------------------------
                                        Andrew Sandler


                                SANDLER CAPITAL MANAGEMENT

                                  By: ARH Corp.

                                    By: Edward Grinacoff
                                        ---------------------------------------
                                        Name:   Edward Grinacoff
                                        Title:  Secretary and Treasurer


                                        Phyllis Sandler
                                        ---------------------------------------
                                        Phyllis Sandler


                                SANDLER ASSOCIATES

                                    By: Andrew Sandler
                                        ---------------------------------------
                                        Name:   Andrew Sandler
                                        Title:  General Partner


                                J.K. MEDIA L.P.

                                    By: John Kornreich
                                        ---------------------------------------
                                        Name:   John Kornreich
                                        Title:  General Partner


                                  - 21 of 22 -

                                        Barry Rubenstein
                                        ---------------------------------------
                                        Barry Rubenstein


                                        Irwin Lieber
                                        ---------------------------------------
                                        Irwin Lieber


                                        Barry Fingerhut
                                        ---------------------------------------
                                        Barry Fingerhut


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).




                                  - 22 of 22 -